SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

___________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) of the

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 10, 2006

MEDICAL DISCOVERIES, INC.
(Exact name of registrant as specified in charter)

Utah	0-12627	87-0407858
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1338 S. Foothill Drive, #266, Salt Lake City, Utah 84108 (Address of principal executive offices)
Registrant’s telephone number, including area code: (801) 582-9583
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Appointment of Directors.

At a meeting of the Board of Directors of Medical Discoveries, Inc. (the “Company”) on October 10, 2006, the Board approved an expansion of the Board from three to five members and filled the resulting vacancies with Verdis Norton and Jody Olson.

Mr. Norton has over 25 years of management experience including senior positions at Kraft General Foods and Kraft Food Corporation in sales, marketing, general management and strategic planning. Most recently, Mr. Norton was President of aLF Ventures LLC, an emerging biotechnology company that introduced Activated Lactoferrin (Activin(TM)), a food safety technology that protects consumers from harmful bacteria.

Mr. Olson was Vice President of Corporate Development at Trus Joist, a $1 billion Boise, Idaho-based specialty building products company. He has served for many years as Chairman of the Board of the State of Idaho Public Employee Retirement System, a $10 billion pension fund. Mr. Olson is a member of the Board of Advisors of venture capital fund Galen Associates New York City, and is a Board member of the Council of Institutional Investors (CII) Washington, DC.

Mr. Olson is expected to be elected to the Company’s audit committee and to chair that committee. Messrs. Olson and Norton will both stand for re-election at the Company’s next annual meeting of shareholders.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDICAL DISCOVERIES, INC.

Date: October 12, 2006	By:	/s/ Judy M. Robinett
Judy M. Robinett
President and CEO

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